Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Senior Director, Investor Relations,
phone: 510/572-4450, e-mail: carol.raeburn@lamresearch.com
Lam Research Corporation Receives Expected Nasdaq Notice of Non-Compliance
FREMONT, Calif., November 13, 2007—Lam Research Corporation today announced that it is in receipt of an additional Nasdaq Staff Determination letter dated November 7, 2007, advising Lam that it is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14).
The letter, which the Company had expected, was issued in accordance with standard Nasdaq procedures due to the delayed filing of Lam’s Quarterly Report on Form 10-Q for the quarter ended September 23, 2007. This follows a similar letter received on August 27, 2007 indicating that Lam was not in compliance with the filing requirements for continued listing due to the delayed filing of Lam’s Annual Report on Form 10-K for the year ended June 24, 2007. Lam plans to present its views with respect to this additional deficiency to the Nasdaq Listing Qualification Panel (the “Panel”) in writing no later than November 14, 2007.
Lam previously announced its intention to request a hearing before the Panel and was granted a hearing that was held on October 11, 2007, in which Lam’s management presented its plan to regain compliance with Nasdaq’s filing requirements with respect to the Annual Report on Form 10-K. Pending a decision of the Panel, Lam’s shares will continue to be listed on the NASDAQ Global Select Market. There can be no assurance that the Panel will grant Lam’s request for an extension that would allow the continued listing of Lam’s common stock on the NASDAQ Global Select Market.
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Lam Research Corporation Receives Expected Nasdaq Notice of Non-Compliance	Page 2 of 2
As the Company has previously disclosed, an independent committee of the Company’s Board of Directors, composed of two independent board members appointed by the Board of Directors, is conducting a review of the Company’s historical stock option practices and related accounting. The voluntary review arose after the Company’s independent auditors performed auditing processes, pursuant to recent guidance from the Public Company Accounting Oversight Board (“PCAOB”), relating to the Company’s historical stock option grant programs and procedures as part of its fiscal year-end 2007 audit. The Independent Committee is working with independent outside legal counsel to complete this review as quickly as possible. At this time the review is ongoing and the Company will not be in a position to file the delayed 2007 Form 10-K or September Form 10-Q until after the completion of the review and until the Company can determine whether it needs to record any non-cash adjustments to compensation expense related to prior stock option grants.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the continued listing of the Company’s common stock on Nasdaq and the Independent Committee review. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition including, without limitation, the timing of the completion of the Independent Committee review and the Company’s ability to make filings of its periodic reports on Forms 10-Q and 10-K with the SEC. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
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